Exhibit 99.1

NEWS

CONTACT:	Kim Detwiler
UNIVEST CORPORATION OF PENNSYLVANIA
Senior Vice President, Director of Corporate Communications
215-721-8396, detwilerk@univest.net

FOR IMMEDIATE RELEASE

Univest Completes Acquisition of Girard Partners, Ltd.

and Significantly Expands Advisory Services

SOUDERTON, Pa., January 27, 2014 – Univest Corporation of Pennsylvania (NASDAQ: UVSP), through its wholly-owned subsidiary Univest Bank and Trust Co. today announced the completion of the acquisition of Girard Partners, Ltd. Univest entered into an agreement on December 19, 2013 to purchase the registered investment advisory firm and its $500 million in assets under management. With the acquisition now completed, Univest has $3.0 billion in assets under management and has expanded its advisory capabilities.

As a Univest Company, Girard Partners, Ltd. will continue to operate with its present management structure out of their main office in King of Prussia, Pa., and satellite offices in Richmond, Va. and Fort Myers, Fl. Kevin Norris, president of the firm, will remain in this role and continue to lead the team of 12. Norris joined Girard in 1996, one year after the firm was founded. He became president in 2006 and led the firm through significant growth which was recognized in 2009 and 2012 by Financial Advisor Magazine for top firms ranked by assets under management and top 50 fastest-growing firms, respectively.

“We approached Girard Partners because of their solid reputation, focus on excellent service and similarities in culture to Univest,” said Kenneth D. Hochstetler, president of Univest Wealth Management for Univest Bank and Trust Co, and Univest Investments. “We are excited to welcome the Girard team into the Univest family. While we continue to grow and provide a wide range of options to our customers, we remain focused on delivering exceptional service.”

Univest Wealth Management operates under Univest Bank and Trust Co. and delivers lifestage planning, investment management and fiduciary and philanthropy services to individual and institutional clients. The Bank first offered trust services in 1928 and then expanded its investment business in 1999 through the acquisition of its first broker-dealer. In 2008, Univest grew once again through the acquisition of an investment advisory firm that exclusively serves Municipal Pension Plan clients.

“Univest Corporation and its subsidiaries have been actively growing through acquisition over the last 15 years,” said Jeff Schweitzer, President and CEO of Univest Corporation. “We believe diversification in our business is critical to long-term success. We have been more acquisitive with our fee-based businesses in recent years, and it is with intention to further balance our revenue mix between the bank and our other financial subsidiaries. We are pleased to add Girard Partners to the Univest family and we remain focused on growing our businesses both organically and through acquisition.”

About Univest Corporation

Univest Corporation of Pennsylvania (UVSP), including its wholly-owned subsidiary, Univest Bank and Trust Co., Member FDIC, has $2.2 billion in assets and $3.0 billion in assets under management and supervision through its Wealth Management lines of business. Headquartered in Souderton, Pa. and founded in 1876, the Corporation and its subsidiaries provide a full range of financial solutions for individuals, businesses, municipalities and nonprofit organizations in the Mid-Atlantic Region. Univest delivers these services through a network of 40 offices in southeastern Pennsylvania extending to the Lehigh Valley, Maryland and online at www.univest.net.

# # #

This press release of Univest Corporation of Pennsylvania and the reports Univest Corporation of Pennsylvania files with the Securities and Exchange Commission often contain “forward-looking statements” relating to present or future trends or factors affecting the banking industry and, specifically, the financial operations, markets and products of Univest Corporation of Pennsylvania. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause Univest Corporation of Pennsylvania’s future results to differ materially from historical performance or projected performance. These factors include, but are not limited to: (1) a significant increase in competitive pressures among financial institutions; (2) changes in the interest rate environment that may reduce net interest margins; (3) changes in prepayment speeds, loan sale volumes, charge-offs and loan loss provisions; (4) general economic conditions; (5) legislative or regulatory changes that may adversely affect the businesses in which Univest Corporation of Pennsylvania is engaged; (6) technological issues which may adversely affect Univest Corporation of Pennsylvania’s financial operations or customers; (7) changes in the securities markets or (8) risk factors mentioned in the reports and registration statements Univest Corporation of Pennsylvania files with the Securities and Exchange Commission. Univest Corporation of Pennsylvania undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.